Exhibit 99.1

May 7, 2014

NORTHWEST PIPE REPORTS FIRST QUARTER 2014 RESULTS

AND ANNOUNCES CONFERENCE CALL

Vancouver, WA, May 7, 2014. Northwest Pipe Company (NASDAQ: NWPX) today announced its financial results for the quarter ended March 31, 2014. The Company will broadcast its first quarter 2014 earnings conference call on Thursday, May 8, 2014, at 8:00 am PDT.

First Quarter 2014 Results

Net sales from continuing operations for the quarter ended March 31, 2014 decreased 23.0% to $82.6 million compared to $107.3 million for the quarter ended March 31, 2013. Gross profit was $4.3 million (5.2% of net sales from continuing operations) in the first quarter of 2014, a decrease from $22.9 million (21.4% of net sales from continuing operations) in the first quarter of 2013. Net loss from continuing operations for the first quarter of 2014 was $1.2 million or $0.13 per diluted share compared to net income from continuing operations of $11.0 million or $1.16 per diluted share for the first quarter of 2013.

Water Transmission sales decreased by 45.3% to $43.0 million in the first quarter of 2014 from $78.6 million in the first quarter of 2013. The decrease in net sales was due to continued weakness in municipal markets. Water Transmission gross profit decreased to $1.7 million (3.9% of segment net sales) in the first quarter of 2014 from $19.9 million (25.3% of segment net sales) in the same quarter of 2013. Water Transmission gross profit decreased in total and as a percent of net sales due to the significant decrease in volume compared to the same period a year ago.

Tubular Products sales from continuing operations increased 38.0% to $39.6 million in the first quarter of 2014 from $28.7 million in the first quarter of 2013, driven by a 41% increase in tons sold from 27,600 tons in the first quarter of 2013 to 39,000 tons in the first quarter of 2014 and partially offset by a 2% decrease in average selling price per ton. Tubular Products gross profit from continuing operations decreased by 12.8% to $2.6 million (6.7% of segment net sales from continuing operations) in the first quarter of 2014 from $3.0 million (10.6% of segment net sales from continuing operations) in the first quarter of 2013. Gross profit was negatively impacted by planned downtime for the replacement of the existing front end of our 16 inch mill at our Atchison plant in March 2014.

As previously announced on March 31, 2014, the Company completed the sale of substantially all of its oil country tubular goods business. The net loss of discontinued operations in the first quarter of 2014 was $8.7 million or $0.91 per diluted share, which included a pre-tax loss on the sale of the business of $12.1 million.

As of March 31, 2014, the backlog of orders in the Water Transmission segment was approximately $148 million compared to a backlog of orders of $136 million as of March 31, 2013. The backlog includes confirmed orders, including the balance of projects in process, and projects for which the Company has been notified that it was the successful bidder even though a binding agreement has not been executed.

Outlook

“Our first quarter was significantly affected by a series of charges related to our recent acquisitions, divestitures and scheduled downtime. We believe the second quarter of 2014 will improve. The Water Transmission segment is expected to have higher net sales, with gross margin in the low to mid-teens. We will start production on the Integrated Pipeline Project in the second quarter, and expect production will run through the fourth quarter of 2014,” said Scott Montross, President and Chief Executive Officer of the Company. “We are still ramping up our Atchison operations after the planned downtime for our expansion. Second quarter’s net sales in Tubular Products will be similar to the first quarter but we expect to see margin compression with the recent run up in steel coil prices.”

Conference Call

The Company will hold its first quarter 2014 earnings conference call on Thursday, May 8, 2014 at 8:00 am PDT. The live call can be accessed by dialing 1-888-810-4934 passcode NWPIPE. For those unable to attend the live call, a replay will be available approximately one hour after the event and will remain available until Friday, June 6, 2014 by dialing 1-866-352-6820 passcode 6301.

About Northwest Pipe Company

Northwest Pipe Company is a leading manufacturer of welded steel pipe and tube products. The Tubular Products Group operates a state of the art electric resistance weld mill facility. The Tubular Products portfolio serves a wide-range of markets and its quality certified pipe and tube products are good for applications including: oil and gas, structural industrial, fire protection, low pressure and agricultural. The Water Transmission Group is the largest manufacturer of engineered steel pipe water systems in North America. With eight Water Transmission manufacturing facilities, the Group is positioned to meet North America’s growing needs for water and wastewater infrastructure. The Water Transmission Group serves a wide-range of markets and their solution-based products are a perfect fit for applications including: water transmission, plant piping, energy, tunnels, river crossings, structural, industrial and construction. The Company is headquartered in Vancouver, Washington and has manufacturing facilities in the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Scott Montross are “forward-looking” statements within the meaning of the Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act that are based on current expectations, estimates and projections about our business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by us include changes in demand and market prices for our products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations and other risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2013 and from time to time in our other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

CONTACT:	Robin Gantt, Chief Financial Officer
360-397-6250

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2014	2013
Net sales:
Water Transmission	$42,999	$78,613
Tubular Products	39,648	28,722

Net sales	82,647	107,335
Cost of sales:
Water Transmission	41,331	58,743
Tubular Products	37,002	25,673

Total cost of sales	78,333	84,416
Gross profit:
Water Transmission	1,668	19,870
Tubular Products	2,646	3,049

Total gross profit	4,314	22,919
Selling, General, and Administrative	5,440	6,030

Operating income/(loss)
Water Transmission	(299)	18,033
Tubular Products	2,294	2,735
Corporate	(3,121)	(3,879)

Operating income/(loss)	(1,126)	16,889
Other expense	63	41
Interest income	(81)	(183)
Interest expense	770	957

Income/(loss) before income taxes from continuing operations	(1,878)	16,074
Provision for (benefit from) income taxes from continuing operations	(667)	5,098

Net income/(loss) from continuing operations	(1,211)	10,976
Discontinued operations
Income/(loss) before income taxes from discontinued operations	(2,662)	(2,160)
Loss on sale of business	(12,083)	—
Benefit from income taxes from discontinued operations	(6,066)	(690)

Net loss from discontinued operations	(8,679)	(1,470)
Net income/(loss)	$(9,890)	$9,506

Basic Earnings (Loss) per Share
Continuing operations	$(0.13)	$1.16
Discontinued operations	(0.91)	(0.15)

Total	$(1.04)	$1.01

Diluted Earnings (Loss) per Share
Continuing operations	$(0.13)	$1.16
Discontinued operations	(0.91)	(0.16)

Total	$(1.04)	$1.00

Shares Used in Per Share Calculation:
Basic	9,508	9,437

Diluted	9,508	9,484

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands)

	March 31,	December 31,
	2014	2013
Assets:
Cash and cash equivalents	$49	$588
Trade and other receivables, net	57,482	72,470
Costs and estimated earnings in excess of billings on uncompleted contracts	44,328	50,468
Inventories	62,974	110,392
Other current assets	17,767	9,662

Total current assets	182,600	243,580
Property and equipment, net	133,303	143,061
Other assets	46,693	46,818

Total assets	$362,596	$433,459

Liabilities:
Current maturities of long-term debt	$4,521	$7,930
Accounts payable	20,924	21,731
Accrued liabilities	12,192	15,194
Billings in excess of cost and estimated earnings on uncompleted contracts	18,215	3,368

Total current liabilities	55,852	48,223
Note payable to financial institution	25,191	87,919
Other long-term debt, less current maturities	1,357	6,322
Other long-term liabilities	29,098	29,145

Total liabilities	111,498	171,609
Stockholders’ equity	251,098	261,850

Total liabilities and stockholders’ equity	$362,596	$433,459

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